Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL:     713.986.4444

FAX:     713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2018 FIRST

QUARTER RESULTS

Houston, Texas – February 6, 2018 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $9.5 million, or $0.72 per diluted share, on revenue of $14.6 million for its first quarter ended December 31, 2017. This compares with a net loss of $11.7 million, or $0.89 per diluted share, on revenue of $15.3 million for the prior year.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “Our first quarter revenue of $14.6 million represent a decrease of 4% from last year’s first quarter.    Notwithstanding a $3.8 million reduction in rental revenue and a $0.3 million portion of termination costs included in our cost of goods sold, we experienced an improvement in our first quarter gross profit margins. The improvement over last year primarily resulted from the sale of 14,000 single-channel GSX stations from our rental fleet to an international seismic contractor and a $2.7 million reduction in inventory obsolescence expense. Demand for product sales and rental continues to be inconsistent from quarter to quarter, and we expect this trend to continue while worldwide oil and gas exploration efforts remain subdued.

Setting aside bad debt expense for comparison purposes, operating expenses for the first quarter were $8.3 million, down from $8.5 million last year. Operating expenses in the current quarter would have been even lower were it not for the remaining $0.4 million portion of one-time termination costs associated with our recent workforce reduction. Going forward, we expect that the workforce reductions implemented will generate an annualized cash savings of approximately $6 million, impacting both cost of goods sold and operating expenses. Despite the loss for the quarter, our balance sheet as of December 31, 2017 remains debt free and includes $46 million of cash, cash equivalents, and short term investments. Together with a borrowing availability of $26.3 million, our total liquidity at the end of the quarter was $72.3 million.”

“In the first quarter ended December 31, 2017, revenue from our traditional seismic products totaled $3.8 million, reflecting an increase of $1.2 million or 47% when compared to the first quarter of last year. The increased revenue is a direct result of the sale of geophone sensors from our rental fleet. If we begin to see seismic exploration activities increase in response to higher crude oil prices and if existing oversupplies of traditional seismic equipment are consumed, we can expect an overall improvement in revenue from our traditional products, albeit lumpy as sales in recent quarters have demonstrated.”

“Our wireless seismic products generated revenue of $3.6 million in the first quarter. This is a decrease of $2.7 million, or 43% from the corresponding period a year ago. In last year’s first quarter, revenue was boosted by a performing rental contract for our marine OBX products, whereas the first quarter of this fiscal year did not have any significant OBX rentals. However, the difference was partially offset by the sale in this quarter of 14,000 single-channel GSX stations. We believe that the recent sales of our wireless products in an otherwise tough seismic market are a testament to the optimum utility they can provide to our customers.”

“Total revenue from our reservoir seismic products in the first quarter was $0.6 million compared with $0.5 million for the same three month period last year. Revenue for both periods was primarily driven by the sale, repair, and rental of our borehole seismic tools. The differences in revenue across these periods are within typical variances of an overall flat demand for these products. Revenue from this segment is expected to remain essentially unchanged absent any revenue from PRM systems, which is not expected in the foreseeable future.”

“Our non-seismic business segment produced $6.5 million of revenue in the three months ended December 31, 2017. This is an increase of 13% compared to last year’s first quarter. Within this segment, the largest increase in revenue over last year came from our industrial products, which grew 19% to $3.7 million. Year-over-year revenue from our imaging products in the first quarter also increased a modest 5% to $2.8 million. Compared to last year’s fourth quarter, revenue from our non-seismic segment decreased by 9%, which can be partially attributed to a certain level of seasonality impacting our industrial product revenue. However, we continue to expect revenue from these products to incrementally grow as their use within the industry expands.”

“Oil prices have come a long way since their $30 low point two years ago and much of the volatility seen in the past has abated for now. As a result, many oil companies have reported at least an intention to increase capital spending, although rather conservatively in most cases. While certainly encouraging, examination shows that a majority of these increases are earmarked for production related expenditures and not directed toward new exploration efforts. Because of this, the seismic industry will continue to face struggles because the amount of services and equipment available in the marketplace to acquire seismic data far exceeds the amount that current levels of exploration work can sustain. In most respects, this further translates to an existing oversupply of seismic equipment and instrumentation, which in effect reduces demand for many of our products. We believe that the current low level of exploration being funded by oil and gas companies is insufficient to provide them with a sustainable future of production opportunities. The implication is that exploration efforts will eventually need to increase, even though there is no real clarity regarding the timeline of improvement. We believe that our genuine commitment to our customers and our dedication to embed quality, innovation, and efficiency into our products help cement a position of leadership and preference in our industry. This, in conjunction with our strong balance sheet and conservative cost conscious management, gives us a sound footing to both endure the current market conditions and to benefit in their recovery.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2018 first quarter financial results on February 7, 2018, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (203) 518-9797 (US) or (866) 518-6930 (International). Please reference the conference ID: GEOSQ118 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption and sale of our products in various geographic regions, anticipated levels of capital expenditures and the sources of funding therefore, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, and any negative impact from our restatement of our financial statements regarding current assets. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2017	December 31, 2016
Revenue:
Products	$13,425	$10,297
Rental equipment	1,219	4,988

Total revenue	14,644	15,285

Cost of revenue:
Products	13,243	14,836
Rental equipment	2,369	3,776

Total cost of revenue	15,612	18,612

Gross profit (loss)	(968)	(3,327)
Operating expenses:
Selling, general and administrative	5,129	5,094
Research and development	3,158	3,372
Bad debt expense (recovery)	350	(482)

Total operating expenses	8,637	7,984

Loss from operations	(9,605)	(11,311)

Other income (expense):
Interest expense	(64)	(8)
Interest income	263	130
Foreign exchange losses, net	(43)	(65)
Other, net	(25)	(17)

Total other income, net	131	40

Loss before income taxes	(9,474)	(11,271)
Income tax expense	6	434

Net loss	$(9,480)	$(11,705)

Loss per common share:
Basic	$(0.72)	$(0.89)

Diluted	$(0.72)	$(0.89)

Weighted average common shares outstanding:
Basic	13,202,384	13,094,809

Diluted	13,202,384	13,094,809

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2017	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,923	$15,092
Short-term investments	32,085	36,137
Trade accounts receivable, net	7,011	9,435
Financing receivables	5,793	3,055
Income tax receivable	263	273
Inventories	19,994	20,752
Prepaid expenses and other current assets	1,939	1,623

Total current assets	81,008	86,367
Rental equipment, net	15,542	16,462
Property, plant and equipment, net	36,475	37,399
Non-current inventories	56,184	55,935
Deferred income tax assets, net	305	259
Non-current financing receivables, net	7,032	8,195
Prepaid income taxes	56	450
Other assets	619	629

Total assets	$197,221	$205,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$3,322	$2,599
Accrued expenses and other current liabilities	6,516	6,338
Deferred revenue	1,461	1,568

Total current liabilities	11,299	10,505
Deferred income tax liabilities	29	37

Total liabilities	11,328	10,542

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,560,291 and 13,438,316 shares issued and outstanding	136	134
Additional paid-in capital	84,557	83,733
Retained earnings	115,686	125,517
Accumulated other comprehensive loss	(14,486)	(14,230)

Total stockholders’ equity	185,893	195,154

Total liabilities and stockholders’ equity	$197,221	$205,696

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net loss	$(9,480)	$(11,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax expense (benefit)	(55)	34
Rental equipment depreciation	2,247	3,308
Property, plant and equipment depreciation	1,095	1,313
Accretion of discounts on short-term investments	13	16
Stock-based compensation expense	826	1,375
Bad debt expense (recovery)	350	(482)
Inventory obsolescence expense	1,434	4,147
Gross profit from sale of used rental equipment	(2,566)	(1,201)
Realized loss on short-term investments	—	1
Effects of changes in operating assets and liabilities:
Trade accounts receivable	2,562	2,312
Income tax receivable	10	—
Inventories	(2,865)	(1,507)
Prepaid expenses and other current assets	(329)	(39)
Prepaid income taxes	41	393
Accounts payable trade	723	(348)
Accrued expenses and other	267	(257)
Deferred revenue	(65)	771
Income tax payable	—	(31)

Net cash used in operating activities	(5,792)	(1,900)

Cash flows from investing activities:
Purchase of property, plant and equipment	(218)	(106)
Proceeds from the sale of used rental equipment	997	1,915
Purchases of short-term investments	(1,905)	—
Proceeds from the sale of short-term investments	5,898	2,674

Net cash provided by investing activities	4,772	4,483

Cash flows from financing activities:
Proceeds from the exercise of stock options	—	50

Net cash provided by financing activities	—	50

Effect of exchange rate changes on cash	(149)	(101)

Increase (decrease) in cash and cash equivalents	(1,169)	2,532
Cash and cash equivalents, beginning of fiscal year	15,092	10,262

Cash and cash equivalents, end of fiscal period	$13,923	$12,794

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2017	December 31, 2016
Seismic segment revenue:
Traditional exploration products	$3,790	$2,570
Wireless exploration products	3,631	6,323
Reservoir products	618	513

	8,039	9,406

Non-Seismic segment revenue:
Industrial product revenue	3,676	3,079
Imaging product revenue	2,778	2,657

	6,454	5,736

Corporate	151	143

Total revenue	$14,644	$15,285

	Three Months Ended
	December 31, 2017	December 31, 2016
Operating income (loss):
Seismic segment	$(7,673)	$(9,453)
Non-seismic segment	1,029	1,052
Corporate	(2,961)	(2,910)

Total operating loss	$(9,605)	$(11,311)